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Contact:
Dean J. Paranicas/Investor Relations -- 201-847-7102
Charles A. Borgognoni/Corporate Communications -- 201-847-6651


                BERTRAM L. SCOTT ELECTED TO BD BOARD OF DIRECTORS


Franklin Lakes, NJ (September 24, 2002) - BD (Becton, Dickinson and Company) (NYSE:BDX) has elected Bertram L. Scott to its Board of Directors.

Mr. Scott, 51, is the President of TIAA-CREF Life Insurance Company and Executive Vice President of TIAA-CREF. Prior to joining TIAA-CREF in November 2000, Mr. Scott served as President and Chief Executive Officer of Horizon/Mercy, a joint Medicaid managed care program between Mercy Health Plan of Pennsylvania and Blue Cross/Blue Shield of New Jersey.

"BD is fortunate to have someone of Mr. Scott's stature join our Board," said Edward J. Ludwig, Chairman, President and Chief Executive Officer. "Bert's attributes as a leader, experience in corporate governance and business expertise in the insurance and healthcare fields will all be of significant value to BD."

Mr. Scott is a graduate of DePaul University, which honored him earlier this year with its School for New Learning David O. Justice Award. Among his civic and professional affiliations, Mr. Scott serves on the boards of the American Heart Association, the Committee for Economic Development, the Health Insurance Association of America and is a member of the American Council of Life Insurers Executive Roundtable. In 2000, Mr. Scott served as the chairman of the United Way of Essex and West Hudson, New Jersey. That same year the New Jersey Chapter of the NAACP honored him as the CEO of the Year.

BD is a medical technology company that serves healthcare institutions, life science researchers, clinical laboratories, industry and the general public. BD manufactures and sells a broad range of medical supplies, devices, laboratory equipment and diagnostic products. For the fiscal year ended September 30, 2001, BD reported total revenues of $3.8 billion.


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This announcement may contain certain forward-looking statements (as defined under Federal securities laws) regarding the Company's performance, including future revenues, products and income, or events or developments that the Company expects to occur or anticipates occurring in the future. All such statements are based upon current expectations of the Company and involve a number of business risks and uncertainties. Actual results could vary materially from anticipated results described, implied or projected in any forward-looking statement. Factors that could cause actual results to vary materially from any forward-looking statement include, but are not limited to: competitive factors; pricing and market share pressures; uncertainties of litigation; the Company's ability to achieve sales and earnings forecasts, which are based on sales volume and product mix assumptions, to achieve its cost savings objectives, and to achieve anticipated synergies and other cost savings in connection with acquisitions; changes in regional, national or foreign economic conditions; increases in energy costs; fluctuations in costs and availability of raw materials and in the Company's ability to maintain favorable supplier arrangements and relationships; changes in interest or foreign currency exchange rates; delays in product introductions; and changes in health care or other governmental regulation, as well as other factors discussed in this press release and in the Company's filings with the Securities and Exchange Commission. We do not intend to update any forward-looking statements.